Financial Statement No. 4.2

                                     EUA Service Corporation

                            Capitalization at       Adjusted for Maximum
                            June 30, 1995           Short-Term Debt Request

                          $       % w/o     % w           $      % w/o    % w
                       Millions    STD      STD       Millions    STD     STD
Long-term Debt         $12.3      73.2%     73.2%      $12.3     73.2%   56.4%

Preferred Stock          0.0       0.0%      0.0%        0.0      0.0%    0.0%

Common Equity            4.5      26.8%     26.8%        4.5     26.8%   20.7%

    Sub-total          $16.8                           $16.8

Short-term Debt          0.0                 0.0%        5.0             22.9%

Total Capitalization   $16.8     100.0%    100.0%      $21.8    100.0%  100.0%